Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT, Inc. Announces Common Stock Dividend for October 2016

NEW YORK, September 27, 2016 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), announced today that, pursuant to the authorization of its board of directors, NYRT will pay a dividend for the month of October 2016 equal to $0.038333333 per share to stockholders of record at the close of business on October 7, 2016 and payable on October 14, 2016. On August 21, 2016, NYRT’s board of directors approved a Plan of Liquidation (the “Plan”) to sell all or substantially all of the assets of NYRT and its operating partnership and to liquidate and dissolve NYRT and its operating partnership. Implementation of the Plan is contingent upon stockholder approval. As part of its continuing review of operating results and proposed asset sales, and taking into account the potential adoption of the recently proposed Plan, NYRT’s board of directors is reviewing NYRT’s future dividend policy. There is no assurance that NYRT will continue paying a monthly dividend at the existing rate, if at all.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel	Jonathan Keehner	Matthew Furbish
CEO and President	Mahmoud Siddig	Director, Investor Relations & Public Relations
New York REIT, Inc.	Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.
mhappel@nyrt.com	jkeehner@joelefrank.com	mfurbish@nyrt.com
(212) 415-6500	msiddig@joelefrank.com	(212) 415-6500
(212) 355-4449